Exhibit 16

June 12, 2024

Securities and Exchange Commission

Washington, D.C. 20549

We have read the statements of Monroe Federal Savings and Loan Association under the heading “Change in Independent Auditor” in the prospectus contained in the Registration Statement on Form S-1 filed by Monroe Federal Bancorp, Inc. on June 12, 2024, and are in agreement with the statements contained therein with respect to our firm.

Very truly yours,

Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio